Exhibit 99.1

Virco Adopts New Share Repurchase Program

TORRANCE, Calif., January 21, 2025 (Globe Newswire)—Virco Mfg. Corporation (NASDAQ:VIRC), a leading manufacturer and supplier of movable furniture and equipment for educational environments and public spaces, announced today that its Board of Directors has approved a new share repurchase program for up to $10,000,000 of the Company’s Common Stock. The program will commence February 1, 2025 and has no time limit.

Repurchases of Common Stock under the new program may be made at management’s discretion from time to time through open market purchases, in privately negotiated transactions, or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate, legal and regulatory requirements, prevailing stock prices, trading volume, and other considerations. The repurchase authorization does not obligate the Company to acquire any particular amount of Common Stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. The Company expects to utilize its existing cash and cash equivalents to fund repurchases under the new share repurchase program.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. See our Annual Report, Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.